As filed with the Securities and Exchange Commission on January 24, 2012

Registration No. 333-64638

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S–8 Registration Statement

UNDER

THE SECURITIES ACT OF 1933

Etablissements Delhaize Frères et Cie

“Le Lion” (Groupe Delhaize)

(Exact name of registrant as specified in its charter)*

Delhaize Brothers and Co. “The Lion” (Delhaize Group)

(Translation of registrant’s name into English)

* The registrant’s charter (articles of association) specifies the registrant’s name in French, Dutch and English.

Belgium	98-0226019
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Square Marie Curie 40

1070 Brussels

Belgium

(Address of principal executive offices)

PROFIT-SHARING AND RETIREMENT PLAN OF FOOD LION, LLC

(Full title of the plan)

G. Linn Evans

Delhaize America, LLC

2110 Executive Drive

Salisbury, North Carolina 28147

(704) 633-8250

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

J. Steven Patterson

Hunton & Williams, LLP

2200 Pennsylvania Avenue, N.W.

Washington, DC 20037

(202) 955-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

On July 5, 2001, Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) (the “Registrant”) filed a registration statement on Form S-8 (File No. 333-64638) (the “Registration Statement”) with the Securities and Exchange Commission to register 2,000,000 of the Registrant’s Ordinary Shares without nominal value (“Ordinary Shares”), represented by American Depositary Shares (“ADSs”), for offer and sale under the Profit-Sharing and Retirement Plan of Food Lion, LLC (the “Plan”) and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an indeterminate amount of interests in the Plan (together with the Ordinary Shares, represented by ADSs, the “Securities”).

The Plan has been amended to eliminate the ability of employees to invest additional employee contributions in a fund containing Ordinary Shares, represented by ADSs, under the Plan. Accordingly, pursuant to the undertaking of the Registrant contained in the Registration Statement to remove from registration by means of post-effective amendment any of the Securities which remain unsold under the Registration Statement, the Registrant hereby terminates the effectiveness of the Registration Statement and deregisters all the Securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized,, in the City of Salisbury, State of North Carolina, on January 24, 2012.

ETABLISSEMENTS DELHAIZE FRÈRES ET CIE “LE LION” (GROUPE DELHAIZE)

By:	/s/ G. Linn Evans
G. Linn Evans
Senior Vice President

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